Exhibit 99.1

Odyssey Health, Inc. Successfully Completes Phase I Single Ascending Dosing for Intranasal Concussion Drug

Las Vegas, NV, July 12, 2022 (GLOBE NEWSWIRE) -- Odyssey Health, Inc. (OTC Pink: ODYY), f/k/a Odyssey Group International, Inc., a company focused on developing unique, life-enhancing medical products, today announced the completion of all three cohorts in their Phase I Single Ascending Dosing (SAD) clinical trial. Odyssey’s trial involves administering PRV-002, the Company’s novel drug to treat concussion, to healthy human subjects. For SAD, the drug was safe and well tolerated. Concussions represent an ‘unmet’ medical need and affect millions worldwide. A single concussion can significantly increase the risk of Alzheimer’s Disease and other neuropsychiatric disorders.

“After reviewing the data from Cohort III and completing the SAD analysis, I have strong confidence that PRV-002 will continue to show safety during the Multiple Ascending Dosing (MAD) portion of the Phase I clinical trial where subjects are treated once daily for five straight days. We have unanimously approved the start of MAD Cohort I. I am especially excited to see the overall low levels of PRV-002 in the blood supporting the hypothesis that more drug is getting to the brain itself when administered with the intranasal device. If this turns out to be the case, not only can the targeted effects of the drug be more efficacious the drug will likely have less potential side effects,” commented Dallas Hack, MD, member of the Safety Review Committee.

The SAD trial was conducted by Nucleus Network, a leading clinical research organization. The final cohort, Cohort III, received the highest drug dose in the SAD trial. Cohort III was unblinded and evaluated by the Safety Review Committee (SRC). Eight healthy human volunteers received one dose of PRV-002 or placebo followed by evaluations for abnormal responses. No severe adverse events were noted, as PRV-002 was well-tolerated. Vital signs, EKG readings, sleep patterns and breathing function were all normal.  Blood labs showed no alterations associated with the PRV-002 treatment. Pharmacokinetic analysis showed a direct linear relationship between drug dosing concentration and blood plasma levels across all three cohorts of SAD. Blood levels of PRV-002 were significantly lower with intranasal administration to what would be expected with other routes of delivery.

Philip Ryan, MD, Principal Investigator for Nucleus Network, commented, “PRV-002 was well-tolerated throughout the SAD portion of the Phase I trial. The SRC has confidence about the safety of the intranasal delivery of PRV-002. We look forward to completing MAD portion of the Phase I trial and assisting Odyssey with their Phase II/III design to determine the efficacy of PRV-002 for concussed patients.”

Odyssey is currently scheduling a meeting with the FDA to present the findings from the Phase 1 Trial. Phase II trial sites are being identified and study design is being created with the site’s medical leadership and the Odyssey Medical Advisors.

"I’m excited to see how well Odyssey’s drug is performing and it is proving to be safe. Now we can start the important journey to determine the efficacy of PRV-002 a much-needed solution for our military and beyond. As a proud member of Odyssey's Military Board, we are actively identifying and assisting with Phase II military trial site setup. We need a treatment to prevent the long-term consequences of concussion as far too many of our Service Members are retiring with TBI disorders that lessen their quality of life.”  remarked, Major General(R) Jim Linder, Former Chief of Staff for the US Special Operations Command.

The global market for concussion treatment was valued at $6.9 billion in 2020 and is forecasted to reach $8.9 billion by 2027, according to Grandview Research. Common settings for concussion include contact sports, military training and operations, motor vehicle accidents, children at play and elderly assistive-living facilities due to falls.

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About Odyssey Health Inc. (formerly Odyssey Group International, Inc.) (OTC Pink: ODYY) is a medical company focused on developing life enhancing medical solutions. Odyssey's corporate mission is to develop and commercialize exceptional technologies that provide meaningful medical solutions. The Company is focused on technologies that provide superior clinical utility, have a substantial market opportunity and provide solid returns to its valued shareholders and partners.

We encourage our shareholders to visit: http://www.odysseyhealthinc.com or Twitter: @OdysseyGroupIn1.

About PRV-002
PRV-002 is a fully synthetic non-naturally occurring neurosteroid being developed for the treatment of mTBI (concussion). In preclinical studies, PRV-002 has demonstrated equivalent, if not superior, neuroprotective effects compared to related neurosteroids. Animal models of concussion demonstrated that PRV-002 reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety, and motor/sensory performance. Additionally, PRV-002 is lipophilic and can easily cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation in the brain while restoring proper blood flow.

About Nucleus Network

Nucleus Network is the only multi-site Phase 1 clinical trials provider located in Australia and the USA. Nucleus Network provides high-quality, first-in-human and early-phase trials for biotechnology and pharmaceutical companies across the USA, Europe and Asia. Located within cutting-edge health precincts, their cost-effective, accelerated clinical development solutions are supported by advanced technology, clinical excellence, and research expertise.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to continue to raise needed funds to successfully complete the Phase I and Phase II/III trial, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.

Contact:
info@odysseygi.com
Local: 702-780-6559
Toll-free: 844-368-9663
Fax: 725-888-4715

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